Exhibit 10.1

VOTING RIGHTS WAIVER AGREEMENT

This Voting Rights Waiver Agreement (this “Agreement”) is entered into as of August 24, 2026 (the “Effective Date”), by and between Huachen AI Parking Management Technology Holding Co., Ltd, a Cayman Islands exempted company organized and existing under the laws of the Cayman Islands, with its principal office at No. 1018 Haihe Road, Dushangang Town, Pinghu City, Jiaxing, Zhejiang Province, China, 314205 (the “Company”) and the holder of Class B Shares of the Company, HUAHAO(BVI) LIMITED (the “Class B Holder” and, together with the Company, the “Parties”).

RECITALS

(A)	The Company has authorized and issued Class B Shares (the “Class B Shares”), which carried voting power of thirty (30) votes per share.

(B)	At a meeting of the holders of Class A ordinary shares and an extraordinary general meeting of shareholders, a proposal on to increase the voting power of each Class B Share from thirty (30) votes per share to two hundred (200) votes per share was approved (the “Voting Power Increase”).

(C)	The Class B Holder holds 100% of the Class B Shares issued and outstanding as of the Effective Date.

(D)	The Class B Holder wish to voluntarily and irrevocably waive the additional one hundred seventy (170) votes per share granted by the Voting Power Increase (the “Additional Votes”), so that the effective voting power of each Class B Share held by the Class B Holder shall remain limited to thirty (30) votes per share.

(E)	The Company wishes to accept and acknowledge such waiver on the terms and conditions set forth herein.

(F)	The Parties desire to memorialize the foregoing waiver in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 – WAIVER OF ADDITIONAL VOTES

1.1 Waiver. Each Class B Holder hereby voluntarily and irrevocably waives, relinquishes, and surrenders any and all rights to exercise the Additional Votes (i.e., one hundred seventy (170) votes per Class B Share) arising from or attributable to the Voting Power Increase (the “Waiver”). Following the Effective Date, the voting power exercisable by each Class B Holder with respect to each Class B Share held by such Class B Holder shall be limited to thirty (30) votes per share for all matters submitted to a vote of the Company’s shareholders.

1.2 Scope of Waiver. The Waiver shall apply to all matters submitted to a vote or consent of the shareholders of the Company, including without limitation the election or removal of directors, approval of mergers, consolidations, or other fundamental transactions, amendments to the Company’s charter documents, and any other matter requiring shareholder approval under applicable law or the Company’s governing instruments.

1.3 Irrevocability. The Waiver is irrevocable and shall remain in full force and effect unless terminated or modified by the prior written consent of both the Company and all of the Class B Holder (or their respective successors and assigns). No Class B Holder may unilaterally revoke, withdraw, or modify the Waiver.

1.4 No Effect on Other Rights. Except as expressly set forth in this Article 1, nothing in this Agreement shall be construed to limit, restrict, or otherwise affect any other rights, privileges, or entitlements of the Class B Holder with respect to their Class B Shares, including without limitation rights to dividends, distributions, liquidation preferences, information rights, or transfer rights, all of which shall remain unaffected by this Agreement.

ARTICLE 2 – REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. The Company represents and warrants to the Class B Holder as follows:

(a)	The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.

(b)	The Company has full power and authority to execute, deliver, and perform its obligations under this Agreement.

(c)	The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all necessary corporate action.

(d)	This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity.

(e)	The Voting Power Increase was duly adopted in accordance with applicable law and the Company’s governing instruments.

2.2 Representations and Warranties of the Class B Holder. Each Class B Holder, severally and not jointly, represents and warrants to the Company as follows:

(a)	Such Class B Holder is the registered and beneficial owner of the Class B Shares set forth opposite such holder’s name on Schedule A, free and clear of any liens, encumbrances, or restrictions that would prevent the execution and performance of this Agreement.

(b)	Such Class B Holder has full legal capacity and authority to execute, deliver, and perform this Agreement.

(c)	The execution and delivery of this Agreement by such Class B Holder, and the performance of such Class B Holder’s obligations hereunder, have been duly authorized (if such holder is an entity, by all necessary corporate, partnership, or other organizational action).

(d)	This Agreement constitutes the legal, valid, and binding obligation of such Class B Holder, enforceable against such holder in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity.

(e)	Such Class B Holder is executing this Agreement voluntarily, without coercion, duress, or undue influence, and with full knowledge and understanding of the terms and consequences of the Waiver.

(f)	Such Class B Holder has had the opportunity to consult with independent legal counsel regarding this Agreement and the Waiver.

ARTICLE 3 – ACKNOWLEDGMENTS

3.1 Acknowledgment by Class B Holder. Each Class B Holder acknowledges and agrees that:

(a)	The Waiver is being made voluntarily and without any obligation on the part of the Company to provide any consideration or compensation in exchange therefor.

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(b)	Following the Effective Date, each Class B Share held by such Class B Holder shall carry an effective voting power of thirty (30) votes per share, notwithstanding the fact that the Company’s charter documents provide for two hundred (200) votes per Class B Share.

(c)	The Company may rely upon this Agreement in calculating voting outcomes and determining quorum requirements at any meeting of shareholders or in connection with any written consent of shareholders.

3.2 Acknowledgment by the Company. The Company acknowledges and agrees that:

(a)	The Company shall recognize and give effect to the Waiver in tabulating votes at any meeting of shareholders or in connection with any written consent of shareholders.

(b)	The Company shall instruct its transfer agent, registrar, and any other relevant parties to record and reflect the effective voting power of thirty (30) votes per share in connection with any vote or consent of shareholders.

ARTICLE 4 – BINDING EFFECT; SUCCESSORS AND ASSIGNS

4.1 Binding on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

4.2 Transfer of Class B Shares. In the event that any Class B Holder transfers, assigns, or otherwise disposes of any Class B Shares, the transferee or assignee shall be bound by the terms of this Agreement with respect to such transferred shares, and such transfer shall be conditioned upon the transferee’s execution of a joinder or acknowledgment agreeing to be bound by the Waiver.

ARTICLE 5 – GENERAL PROVISIONS

5.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

5.2 Dispute Resolution. Any dispute, controversy, or claim arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the courts of the Cayman Islands, and each Party hereby irrevocably submits to the personal jurisdiction of such courts.

5.3 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, provided that the remaining provisions shall be interpreted in a manner that gives effect to the Parties’ original intent to the maximum extent permitted by applicable law.

5.4 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether written or oral, relating to such subject matter.

5.5 Amendments and Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by the Company and all of the Class B Holder (or their successors and assigns). No waiver of any right hereunder shall constitute a waiver of any other right or of the same right on any subsequent occasion.

5.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given (a) when delivered personally, (b) upon confirmation of receipt when transmitted by electronic mail, or (c) on the third business day following deposit with a nationally recognized overnight courier service, addressed to the respective parties at the addresses set forth on Schedule A (or to such other address as a Party may designate in writing).

5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission (including PDF) shall be as effective as delivery of a manually executed counterpart.

5.8 Further Assurances. Each Party shall execute and deliver such additional documents and instruments and take such further actions as may be reasonably necessary or appropriate to effectuate the purposes of this Agreement.

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